As filed with the Securities and Exchange Commission on June 10, 2004
                           Registration No. 333-88314

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ===================================

                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM SB-2
                                   ON FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       ===================================

                        NATURAL GAS SERVICES GROUP, INC.
                -------------------------------------------------
                 (Name of small business issuer in its charter)

            Colorado                       3533                    75-2811855
------------------------------ ----------------------------  -------------------
(State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Code Number)   Identification No.)


                           2911 South County Road 1260
                              Midland, Texas 79706
                                 (432) 563-3974
              (Address and telephone number of principal executive
                    offices and principal place of business)

                               Wallace C. Sparkman
                           2911 South County Road 1260
                              Midland, Texas 79706
                                 (432) 563-3974
            (Name, address and telephone number of agent for service)

                                   COPIES TO:
                              David A. Thayer, Esq.
                              Jones & Keller, P.C.
                            1625 Broadway, Suite 1600
                             Denver, Colorado 80202
                            Telephone: (303) 573-1600
                         -------------------------------

  Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Post-Effective Amendment No. 3
                         to the Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

PROSPECTUS        SUBJECT TO COMPLETION, DATED JUNE __, 2004


                        NATURAL GAS SERVICES GROUP, INC.


         We are offering 1,500,000 shares of our common stock to holders electing to exercise warrants issued as part of our initial public offering in October 2002. The 1,500,000 warrants sold to the public in our offering are exercisable at $6.25 per share. If all of the warrants are exercised, we will receive gross proceeds of $9,375,000.

         We also issued options to the underwriter of our initial public offering to purchase 150,000 shares of our common stock for $6.25 per share and to purchase warrants to purchase 150,000 shares of our common stock at $0.3125 per warrant. The underwriter subsequently transferred the options to the selling securityholders. Each warrant entitles the holders to purchase one share of our common stock for $7.8125 per share. If the options and warrants are exercised, we will receive gross proceeds of $2,156,250. The selling security holders will receive all of the proceeds from the sale of the options and warrants if they are sold rather than exercised by it. See "Selling Securityholders"

         Our common stock and public warrants trade on the American Stock Exchange under the symbols NGS and NGS.WS.

                            -------------------------

         You should carefully consider the risk factors beginning on page 4 before purchasing any of the securities.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -------------------------






                  The date of this prospectus is June __, 2004

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the Securities Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you free of charge at the Securities Exchange Commission's web site at http://www.sec.gov.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate by reference some of the documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-47051). The documents we incorporate by reference are:

         o        Our Annual  Report on Form 10-KSB for the year ended  December
                  31, 2003.

         o Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

         o Our Current Report on Form 8-K announcing our first quarter 2004 financial results filed April 6, 2004.

         o The description of our common stock, which is contained in Items 1 and 2 of our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on July 17, 2002.

         o All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares offered hereby.

                           HOW TO REQUEST INFORMATION

         We will provide at no cost to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents we incorporate by reference, other than exhibits to such documents. Requests should be directed to Natural Gas Services Group, Inc., 2911 South County Road 1260, Midland, Texas 79706,
(432) 563-3974, Attention: Investor Relations.

                     ABOUT NATURAL GAS SERVICES GROUP, INC.

         We provide equipment and services to the natural gas and oil industry. We manufacture, fabricate, sell and lease natural gas compressors that enhance the production of oil and gas wells and we provide maintenance services for those compressors. We define a natural gas compressor as a mechanical device with one basic goal - to deliver gas at a pressure higher than that originally existing. It may be powered by a natural gas burning engine or an electric motor to accommodate different applications. Gas compression is undertaken to transport and distribute natural gas to pipelines. Pipeline pressures vary and with the addition of new wells to the pipeline, the need for compression increases. We also manufacture and sell flare tips and ignition systems for oil and gas plant and production facilities. We define a flare tip as a burner on the upper end of a flare stack that is designed to combust waste gases to assure a clean environment. An ignition system is a pilot light or a spark generator that assures continuous ignition of the waste gases going through the burner in the flare tip.

         We primarily lease natural gas compressors. As of March 31, 2004, we had 416 natural gas compressors under lease to third parties.

         We also fabricate natural gas compressors for our customers, designing compressors to meet unique specifications dictated by well pressures, production characteristics and particular applications for which compression is sought.

         We have established an exchange and rebuild program to attempt to help minimize costs and maximize revenue for our customers. Under the program, we work with maintenance and operating personnel of a customer to identify equipment for exchange. When we receive a compressor for exchange because of a maintenance problem, we deliver to our customer a replacement compressor at full price. We then rebuild the exchange compressor and credit our customer an amount based on the value of the rebuilt compressor. We also offer a retrofitting service by repackaging a customer's compressor with a compressor that meets our customer's changed conditions.

         We design, manufacture, install and service flare stacks and related ignition and control devices for onshore and offshore burning of gas compounds such as hydrogen sulfide, carbon dioxide, natural gas and liquefied petroleum gases.

         We have manufacturing and fabrication facilities located in Lewiston, Michigan, and Midland, Texas, where we manufacture and fabricate natural gas compressors. We design and manufacture natural gas flare systems, components and ignition systems in our facility in Midland, Texas, for use in oilfield, refinery and petrochemical plant applications.

         We currently provide our products and services to a customer base of oil and gas exploration and production companies operating primarily in Colorado, Kansas, Louisiana, Michigan, New Mexico, Oklahoma, Texas and Wyoming.

         We maintain our principal office at 2911 South County Road 1260, Midland, Texas 79706 and our telephone number is (432) 563-3974.

                                  RISK FACTORS

         To inform investors of our future plans and objectives, this prospectus (and other reports and statements issued by us and our officers from time to time) contain certain statements concerning our future performance, intentions, objectives, plans and expectations that are or may be deemed to be "forward-looking statements." Our ability to do this has been fostered by the Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information so long as those statements are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement.

         You should carefully consider the following risks. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial may also impair our business.

         If any of the events described in the following risks actually occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading prices of our common stock or warrants could decline and you could lose all or part of your investment.

         Our current debt is large and may negatively impact our current and future financial stability.

         As of March 31, 2004, we had an aggregate of approximately $12,089,000 of outstanding indebtedness, not including accounts payable, and accrued expenses of approximately $2,285,000. As a result of our significant indebtedness, we might not have the ability to incur any substantial additional indebtedness. The level of our indebtedness could have several important effects on our future operations, including:

         o        our  ability  to  obtain  additional   financing  for  working
                  capital, acquisitions, capital expenditures and other purposes may be limited;

         o a significant portion of our cash flow from operations may be dedicated to the payment of principal and interest on our debt, thereby reducing funds available for other purposes; and

         o our significant leverage could make us more vulnerable to economic downturns.

         If we are unable to service our debt, we will likely be forced to take remedial steps that are contrary to our business plan.

         As of December 31, 2003, our debt service requirements on a monthly, quarterly and annual basis were $223,000, $670,000 and $2,681,000, respectively. It is possible that our business will not generate sufficient cash flow from operations to meet our debt service requirements and the payment of principal when due. If this were to occur, we may be forced to:

         o        sell assets at disadvantageous prices;

         o        obtain additional financing; or

         o refinance all or a portion of our indebtedness on terms that may be very unfavorable to us.

         Our current bank loan contains covenants that limit our operating and financial flexibility and, if breached, could expose us to severe remedial provisions.

         Under the terms of the bank loan, we must:

         o        comply with a debt to asset ratio;

         o        maintain minimum levels of tangible net worth;

         o        not exceed specified levels of debt;

         o        comply with a cash flow to fixed charges ratio;

         o        comply with a debt to net worth ratio; and

         o        not incur additional debt over a specified amount.

         Our ability to meet the financial ratios and tests under our bank loan can be affected by events beyond our control, and we may not be able to satisfy those ratios and tests. A breach under either could permit the bank to accelerate the debt so that it is immediately due and payable. No further borrowings would be available under the credit facility. If we were unable to repay the debt, the bank could proceed against our assets.

Approximately 70% of our compressor leases are leased for terms of six months or less and, if terminated, would adversely impact our revenue and our ability to recover our initial equipment costs.

         Approximately 70% of our compressor leases are for terms of up to six months. There is a possibility that these leases could be terminated by lessees within short periods of time and that we may not be able to recover the cost of a compressor for which a lease is terminated.

The anticipated revenue from the affiliate of Dominion Michigan cannot be guaranteed.

         In connection with our acquisition of the compression-related assets of Dominion Michigan, an affiliate of Dominion Michigan committed until March 2006 to purchase compressors from us or enter into five year leases of compressors with us totaling five-thousand horsepower. If, for any reason, the affiliate does not fulfill this obligation to any material extent, our cash flow will be significantly reduced and we may not be able to pay the principal or interest on our debt as it becomes due.

We rely on one customer for a significant amount of our business and the loss of this customer could adversely affect our operating results and lower the price of our common stock.

         Our business is dependent not only on securing new customers but also on maintaining current customers. During the three months ended March 31, 2004, Dominion Exploration & Production, Inc. accounted for approximately 26% of our consolidated revenue. During the years ended December 2003 and 2002, Dominion Exploration accounted for approximately 28% and 30% of our consolidated revenue, respectively. The loss of Dominion Exploration as a customer could cause our operating results to fall below market analysts' expectations and lower the price of our common stock.

We are dependent on a few suppliers for some of our compressor components and the loss of one of these suppliers could cause a delay in the manufacturing of our compressors and reduce our revenue.

         We currently obtain approximately 23% of our compressor components from two suppliers. We order from these suppliers as needed and we have no long-term contracts with either supplier. If either of these suppliers should curtail its operations or be unable to meet our needs, we would encounter delays in supplying our customers with compressors until an alternative supplier, if any, could be found. Such delays in our manufacturing process could reduce our revenue and negatively impact our relationships with customers.

Decreased oil and gas industry expenditure levels would adversely affect our revenue.

         Our revenue is derived from expenditures in the oil and gas industry which, in turn, are based on budgets to explore for, develop and produce oil and natural gas. If these expenditures decline, our revenue will suffer. The industry's willingness to explore, develop and produce depends largely upon the prevailing view of future oil and gas prices. Many factors affect the supply and demand for oil and gas and, therefore, influence product prices including:

         o        the level of oil and gas production;

         o        the levels of oil and gas inventories;

         o        the expected cost of developing new reserves;

         o        the cost of producing oil and gas;

         o        the level of drilling activity;

         o        inclement weather;

         o        worldwide economic activity;

         o regulatory and other federal and state requirements in the United States;

         o        the  ability  of  the  Organization  of  Petroleum   Exporting
                  Countries to set and maintain production levels and prices for oil;

         o        terrorist activities in the United States and elsewhere;

         o        the cost of developing alternate energy sources;

         o        environmental regulation; and

         o        tax policies.

         If the demand for oil and gas decreases, then demand for our compressors likely will decrease.

The intense competition in our industry could result in reduced profitability and loss of market share for us.

         We sell or lease our products and sell our services in competitive markets. In most of our business segments, we compete with the oil and gas industry's largest equipment and service providers who have greater name recognition than we do. These companies also have substantially greater financial resources, larger operations and greater budgets for marketing, research and development than we do. They may be better able to compete in making equipment available quickly and more efficiently, meeting delivery schedules or reducing prices. As a result, we could lose customers and market share to those competitors. These companies may also be better positioned than us successfully to endure downturns in the oil and gas industry.

         Our operations may be adversely affected if our current competitors or new market entrants introduce new products or services with better prices, features, performance or other competitive characteristics than our products and services. Competitive pressures or other factors also may result in significant price competition that could harm our revenue and our business.

We might be unable to employ adequate technical personnel which could hamper our plans for expansion or increase our costs.

         Many of the compressors that we sell or lease are technically complex and often must perform in harsh conditions. We believe that our success depends upon our ability to employ and retain a sufficient number of technical personnel who have the ability to design, utilize, enhance and maintain these compressors. Our ability to expand our operations depends in part on our ability to increase our skilled labor force. The demand for skilled workers is high and supply is limited. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, or cause an increase in the wage rates that we must pay, or both. If either of these events were to occur, our cost structure could increase and our operations and growth potential could be impaired.

If we do not develop, produce and commercialize new competitive technologies and products, our revenue may decline.

         The markets for natural gas compressor products and services and for flare systems, ignition systems and components for plant and production facilities are characterized by continual technological developments. As a result, substantial improvements in the scope and quality of product function and performance can occur over a short period of time. If we are not able to develop commercially competitive products in a timely manner in response to changes in technology, our business and revenue may be adversely affected.

         We may encounter financial constraints or technical or other difficulties that could delay introduction of new products and services in the future. Our competitors may introduce new products before we do and achieve a competitive advantage.

         Additionally, the time and expense invested in product development may not result in commercial applications that provide revenue. We could be required to write off our entire investment in a new product that does not reach commercial viability. Moreover, we may experience operating losses after new products are introduced and commercialized because of high start-up costs, unexpected manufacturing costs or problems, or lack of demand.

We are subject to extensive environmental laws and regulations that could require us to take costly compliance actions that could harm our financial condition.

         Our manufacturing and maintenance operations are significantly affected by stringent and complex federal, state and local laws and regulations governing the discharge of substances into the environment or otherwise relating to environmental protection. In these operations, we generate and manage hazardous wastes such as solvents, thinner, waste paint, waste oil, washdown wastes, and sandblast material. We attempt to use generally accepted operating and disposal practices and, with respect to acquisitions, will attempt to identify and assess whether there is any environmental risk before completing an acquisition. Based on the nature of the industry, however, hydrocarbons or other wastes may have been disposed of or released on or under properties owned, leased, or operated by us or on or under other locations where such wastes have been taken for disposal. The wastes on these properties may be subject to federal or state environmental laws that could require us to remove the wastes or remediate sites where they have been released. We could be exposed to liability for cleanup costs, natural resource and other damages as a result of our conduct or the conduct of, or conditions caused by, prior operators or other third parties. Environmental laws and regulations have changed in the past, and they are likely to change in the future. If existing regulatory requirements or enforcement policies change, we may be required to make significant unanticipated capital and operating expenditures.

Any failure by us to comply with applicable environmental laws and regulations may result in governmental authorities taking actions against our business that could harm our operations and financial condition, including the:

         o        issuance of administrative, civil and criminal penalties;

         o        denial or revocation of permits or other authorizations;

         o        reduction or cessation in operations; and

         o        performance   of  site   investigatory,   remedial   or  other
                  corrective actions.

         We could be subject to substantial liability claims that could harm our financial condition.

         Our products are used in hazardous drilling and production applications where an accident or a failure of a product can cause personal injury, loss of life, damage to property, equipment or the environment, or suspension of operations.

         While we maintain insurance coverage, we face the following risks under our insurance coverage:

         o we may not be able to continue to obtain insurance on commercially reasonable terms;

         o we may be faced with types of liabilities that will not be covered by our insurance, such as damages from significant product liabilities and from environmental contamination;

         o the dollar amount of any liabilities may exceed our policy limits; and

         o we do not maintain coverage against the risk of interruption of our business.

         Any claims made under our policy will likely cause our premiums to increase. Any future damages caused by our products or services that are not covered by insurance, are in excess of policy limits or are subject to substantial deductibles, would reduce our earnings and our cash available for operations.

Liability to customers under warranties may materially and adversely affect our earnings.

         We provide warranties as to the proper operation and conformance to specifications of the equipment we manufacture. Our equipment is complex and often deployed in harsh environments. Failure of this equipment to operate properly or to meet specifications may increase our costs by requiring additional engineering resources and services, replacement of parts and equipment or monetary reimbursement to a customer. We have in the past received warranty claims and we expect to continue to receive them in the future. To the extent that we incur substantial warranty claims in any period, our reputation, our ability to obtain future business and our earnings could be materially and adversely affected.

Loss of key members of our management could adversely affect our business while we attempt to find their replacements.

         We depend on the continued employment and performance of Wallace C. Sparkman, our interim President, Earl R. Wait, our Treasurer and Chief Financial Officer, and other key members of our management. If any of our key managers resigns or becomes unable to continue in his present role and is not adequately replaced, our business operations could be materially adversely affected. We do not maintain any "key man" life insurance for any of our officers.

Provisions contained in our governing documents could hinder a change in our control.

         Our articles of incorporation and bylaws contain provisions that may discourage acquisition bids and may limit the price investors are willing to pay for our common stock and warrants. Our articles of incorporation and bylaws provide that:

         o        directors   will  be  elected  for  three-year   terms,   with
                  approximately one-third of the board of directors standing for election each year;

         o cumulative voting is not allowed, which limits the ability of minority shareholders to elect any directors;

         o the unanimous vote of the board of directors or the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all shares entitled to vote in the election of directors is required to change the size of the board of directors; and

         o directors may only be removed for cause by holders of not less than 80% of the votes entitled to be cast on the matter.

         Our board of directors has the authority to issue up to five million shares of preferred stock. The board of directors can fix the terms of the preferred stock without any action on the part of our shareholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. In addition, preferred stock could be used in connection with the board of director's adoption of a shareholders' rights plan (also known as a poison pill), which would make it much more difficult to effect a change in control of us through acquiring or controlling blocks of our stock. Also, after completion of this offering, our directors and officers as a group will continue to beneficially own stock. Although this is not a majority of our stock, it confers substantial voting power in the election of directors and management of us. This would make it difficult for other minority shareholders to effect a change in control or otherwise extend any significant control over our management. This may adversely affect the market price and interfere with the voting and other rights of our common stock.

We have a comparatively low number of shares of common stock outstanding and, therefore, our common stock may suffer from limited liquidity and its prices will likely be volatile and its value may be adversely affected.

         Because of our relatively low number of outstanding shares of common stock, the trading price of our common stock will likely be subject to significant price fluctuations and limited liquidity. This may adversely affect the value of your investment. In addition, our common stock price could be subject to fluctuations in response to variations in quarterly operating results, changes in management, future announcements concerning us, general trends in the industry and other events or factors as well as those described above.

We must evaluate our intangible assets annually for impairment.

         Our intangible assets are recorded at cost less accumulated amortization and consist of goodwill and patent costs. Through December 31, 2001, goodwill was amortized using the straight-line method over 15 years and patent costs were amortized over 13 to 15 years.

         In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." FAS 142 provides that: 1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and 3) the amortization period for intangible assets with finite lives will no longer be limited to forty years. In the event that we determine our intangible assets with indefinite lives have been impaired, we must record a write-down of those assets on our statement of operations during the period of impairment. Our determination of impairment will be based on various factors, including any of the following factors, if they materialize:

         o significant under performance relative to expected historical or projected future operating results;

         o significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

         o        significant negative industry or economic trends;

         o        significant decline in our stock price for a sustained period;
                  and

         o        our market capitalization relative to net book value.

         We adopted FAS 142 as of January 1, 2002. Based on independent valuations in June 2003 and 2002 of our reporting units with goodwill, adoption of FAS 142 has not had a material adverse effect on us through at least 2003. In the future it could result in impairments of our intangible assets or goodwill. We expect to continue to amortize our intangible assets with finite lives over the same time periods as previously used, and we will test our intangible assets with indefinite lives for impairment at least once each year. In addition, we are required to assess the consumptive life, or longevity, of our intangible assets with finite lives and adjust their amortization periods accordingly. Our net intangible assets were recorded on our balance sheet at approximately $2,697,000 as of March 31, 2004, and we expect the carrying value of net intangible assets will increase significantly if we acquire additional businesses. Any impairments in future periods of those assets, or a reduction in their consumptive lives, could materially and adversely affect our statement of operations and financial position.

                                 USE OF PROCEEDS

         If all warrants and options were exercised, we would receive about $11.4 million net of legal, accounting, printing and other offering costs.

         We intend to use any proceeds received from the exercise of our warrants and options for repayment of debt, general corporate purposes and working capital.

         Pending the uses described above, we will invest the proceeds in short-term, government, government guaranteed or investment grade securities.

                             SELLING SECURITYHOLDERS

         The following table sets forth information regarding the beneficial ownership of our securities by the selling securityholders. All information contained in the table below is based upon beneficial ownership as of May 31, 2004.

         The selling securityholders received their securities from the underwriter of our initial public offering completed in October 2002. As part of its compensation in the offering, the underwriter received an option to purchase:

         o        150,000 shares of our common stock at $6.25 per share; and
         o warrants to purchase 150,000 shares of our common stock at $7.8125 per share.

         We agreed to register the shares of common stock in order to permit the selling securityholders to sell these shares from time to time in the public market or in privately-negotiated transactions. We have also agreed to pay for all expenses of this offering other than underwriting discounts and commissions and brokerage commissions and fees.

         This table assumes that all shares owned by the selling securityholders as being sold. The selling securityholders may offer and sell less than the number of shares indicated. The selling securityholders are not making any representation that any shares will or will not be offered for sale.


-------------------------------- -------------------------------------------- ---------------- ----------------
Name and Address                           Shares Beneficially Owned               Shares           Shares
of Selling Securityholder                    Prior to the Offering             Offered Hereby    Beneficially
-------------------------                    ---------------------             --------------    Owned After
                                                                                                 the Offering

-------------------------------- -------------------------------------------- --------------- -----------------
                                      Underlying            Underlying
                                        Options              Warrants
-------------------------------- --------------------- ---------------------- --------------- -----------------
                                  Number     Percent    Number      Percent
-------------------------------- ---------- ---------- ----------- ---------- --------------- -----------------
Charles C. Bruner                   30,000     20%         30,000     20%          All              -0-
1675 Larimer Street, Suite 300
Denver, Colorado 80203

-------------------------------- ---------- ---------- ----------- ---------- --------------- -----------------
Zenas N. Gurley                     15,000     10%         15,000     10%          All              -0-
102 South Tejon Street,
Suite 1100
Colorado Springs, CO 80903

-------------------------------- ---------- ---------- ----------- ---------- --------------- -----------------
Eugene Neidiger                     30,000     20%         30,000     20%          All              -0-
1675 Larimer Street, Suite 300
Denver, Colorado 80203

-------------------------------- ---------- ---------- ----------- ---------- --------------- -----------------
Robert L. Parish                    11,000    7.3%         11,000    7.3%          All              -0-
1675 Larimer Street, Suite 300
Denver, Colorado  80203

-------------------------------- ---------- ---------- ----------- ---------- --------------- -----------------
Anthony B. Petrelli                 40,000    26.7%        40,000    26.7%         All              -0-
1675 Larimer Street, Suite 300
Denver, Colorado  80203

-------------------------------- ---------- ---------- ----------- ---------- --------------- -----------------
Regina L. Roesner                   15,000     10%         15,000     10%          All              -0-
1675 Larimer Street, Suite 300
Denver, Colorado  80203

-------------------------------- ---------- ---------- ----------- ---------- --------------- -----------------
John R. Turk                         9,000     6%           9,000     6%           All              -0-
1675 Larimer Street, Suite 300       -----                  -----
Denver, Colorado  80203


    Total                          150,000                150,000
                                   =======                =======

-------------------------------- ---------- ---------- ----------- ---------- --------------- -----------------

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell the common stock or warrants from time to time in one or more transactions through the American Stock Exchange or any other exchanges or automated quotation system on which our common stock and warrants may be admitted for trading or listing. Such sales may be made at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their common stock or warrants through:

         o        privately negotiated transactions;

         o        a block trade in which a broker-dealer may resell a portion of
                  the  block,   as  principal,   in  order  to  facilitate   the
                  transaction;

         o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         The selling shareholders may also sell or transfer the common stock in connection with hedging transactions, covering short sales or loans or pledges to broker-dealers. The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933 (the "1933 Act"). In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

         In addition to selling their common stock or warrants under this prospectus, the selling shareholders may:

         o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock and warrants, including liabilities arising under the 1933 Act;

         o transfer their common stock and warrants in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

         o sell their common stock and warrants under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

                                  LEGAL MATTERS

         The validity under Colorado law of the shares will be passed upon for us by Jones & Keller, P.C., Denver, Colorado.

                                     EXPERTS

         HEIN & ASSOCIATES LLP, independent certified public accountants, have audited our consolidated balance sheet at December 31, 2003, and the consolidated statements of income, shareholders' equity and cash flows for each of the two years ended December 31, 2003 and 2002, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

                  INDEMNIFICATION FOR SECURITES ACT LIABILITIES

         Section 7-109-102 of the Colorado Business Corporation Act permits a Colorado corporation to indemnify any director against liability if such person acted in good faith and, in the case of conduct in an official capacity with the corporation, that the director's conduct was in the corporation's best interests and, in all other cases, that the director's conduct was at least not opposed to the best interests of the corporation or, with regard to criminal proceedings, the director had no reasonable cause to believe the director's conduct was unlawful.

         Section 7-109-103 of the Colorado Business Corporation Act provides that, unless limited by its articles of incorporation, a Colorado corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

         Section 3 of Article IX of our articles of incorporation provides that we shall indemnify, to the maximum extent permitted by law in effect from time to time, any person who is or was a director, officer, agent, fiduciary or employee of ours against any claim, liability or expense arising against or incurred by such person made party to a proceeding because such person is or was a director, officer, agent, fiduciary or employee of ours or because such person is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at our request. We further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

         Article VI of our bylaws provides for the indemnification of certain persons.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

============================================
         We have not  authorized any dealer,
salesperson  or  other  person  to give  any
information  or to make  any  representation
not  contained  in  this  prospectus.   This
prospectus  does not  constitute an offer to
sell, or a solicitation  of an offer to buy,
any offer or  solicitation  by anyone in any
jurisdiction not authorized, or in which the
person making such an offer or  solicitation
is not  qualified  to do so or to any person
to whom it is unlawful to make such an offer
or   solicitation.   By   delivery  of  this
prospectus we do not imply that there has been no change in our affairs or that the information in this prospectus is correct as of any time subsequent to its date.

            ---------------
                                                            NATURAL GAS SERVICES
           TABLE OF CONTENTS                                     GROUP, INC.
                                               Page

Where You Can Find Additional Information..2
Incorporation of Documents by Reference....2
How to Request Information..................    2
About Natural Gas Services Group, Inc.......    3             ________________
Risk Factors................................    4
Use of Proceeds.............................   12                PROSPECTUS
Selling SecurityHolders.....................   12             ________________
Plan of Distribution .......................   14
Legal Matters...............................   14
Experts.....................................   15
Indemnification for Securities Act
Liabilities.................................   15





                                                                   June __, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         Expenses payable by us in connection with the issuance and distribution of the securities being registered hereby are as follows:

         Accounting Fees and Expenses                              2,000*
         Legal Fees and Expenses                                   5,000*
         Printing and Filing Expenses                              2,000*
         Transfer Agent Fee                                        2,000
         Miscellaneous                                             1,000
                                                                --------
         Total                                                  $ 12,000
                                                                ========
         *  Estimated.


         Item 15.  Indemnification of Directors and Officers.

         Section 7-109-102 of the Colorado Business Corporation Act permits a Colorado corporation to indemnify any director against liability if such person acted in good faith and, in the case of conduct in an official capacity with the corporation, that the director's conduct was in the corporation's best interests and, in all other cases, that the director's conduct was at least not opposed to the best interests of the corporation or, with regard to criminal proceedings, the director had no reasonable cause to believe the director's conduct was unlawful.

         Section 7-109-103 of the Colorado Business Corporation Act provides that, unless limited by its articles of incorporation, a Colorado corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

         Section 3 of Article IX of our articles of incorporation provides that we shall indemnify, to the maximum extent permitted by law in effect from time to time, any person who is or was a director, officer, agent, fiduciary or employee of ours against any claim, liability or expense arising against or incurred by such person made party to a proceeding because such person is or was a director, officer, agent, fiduciary or employee of ours or because such person is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at our request. We further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

Article VI of our bylaws provides for the indemnification of certain persons.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         Item 16.  Exhibits.

         The following is a list of all exhibits filed as part of this Registration Statement:

Exhibit
No.               Description and Method of Filing
-------           --------------------------------

2.1 Purchase and Sale Agreement by and between Hy-Bon Engineering Company, Inc. and NGE Leasing, Inc. (1)

5                 Legal Opinion of Jones & Keller, P.C. (2)

23.1              Consent of HEIN & ASSOCIATES LLP (2)

24                Power of Attorney (See Signature Page)

(1) Filed as exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on March 6, 2003 and incorporated herein by reference.

(2) Filed herewith.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas on June 10, 2004.

                                    NATURAL GAS SERVICES GROUP, INC.


                                    /s/ Wallace C. Sparkman
                                    --------------------------------------------
                                    Wallace C. Sparkman, President and Principal
                                    Executive Officer


                                    /s/ Earl R. Wait
                                    --------------------------------------------
                                    Earl R. Wait, Principal Financial and
                                    Accounting Officer

         Each person whose signature appears below constitutes and appoints Wallace C. Sparkman and Earl R. Wait, or either of them, as attorneys-in-fact, each with the power of substitution for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereto.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:


Signature                                Title                       Date
---------                                -----                       ----

/s/ Wallace O. Sellers                  Director                 June 10, 2004
------------------------------
Wallace O. Sellers

/s/ Wallace C. Sparkman                 Director                 June 10, 2004
------------------------------
Wallace C. Sparkman

                                        Director                 June 10, 2004
------------------------------
Charles G. Curtis

/s/ William F. Hughes                   Director                 June 10, 2004
------------------------------
William F. Hughes

/s/ Gene A. Strasheim                   Director                 June 10, 2004
------------------------------
Gene A. Strasheim

/s/ Richard L. Yadon                    Director                 June 10, 2004
------------------------------
Richard L. Yadon

                                  EXHIBIT INDEX

Exhibit
No.               Description and Method of Filing
-------           --------------------------------

2.1 Purchase and Sale Agreement by and between Hy-Bon Engineering Company, Inc. and NGE Leasing, Inc. (1)

5                 Legal Opinion of Jones & Keller, P.C. (2)

23.1              Consent of HEIN & ASSOCIATES LLP (2)

24                Power of Attorney (See Signature Page)